Aston Funds

EXHIBIT TO ITEM 77I
Terms of New or Amended Securities

ASTON/Guardian Capital Global Dividend Fund - Class I and
Class N
ASTON/Pictet International Fund - Class I and Class N

The officers of Aston Funds (the "Trust") are authorized and directed to issue and sell shares of beneficial interest of each of ASTON/Guardian Capital Global Dividend
Fund Class I and Class N and ASTON/Pictet International
Fund - Class I and Class N to the public. Each share of the Class N and Class I shares of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument and Multiple Class Plan pursuant to Rule 18f-3 for the Aston
Funds.

A description of Class I and Class N shares of the ASTON/Guardian Capital Global Dividend Fund and
ASTON/Pictet International Fund is incorporated by reference to the Post-Effective Amendment No. 154 to the Registration Statement as filed with the SEC via EDGAR on April 9, 2014 (Accession No. 0001534424-14-000129).





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